2100 Maury Street, Box 70
                                                       Des Moines, IA 50301-0070
KEMIN                                                          FAX: 515/266-2258
FOODS, L.C.                                  Phone: 515/266-2111 or 800/777-8307



September 22,1997



Dr. Robert Portman
President
PacificHealth Laboratories, Inc.
1460 Route 9 North
Woodbridge, NJ 07095

Dear Dr. Portman:

This agreement is made on September 19,1997, between PacificHealth Laboratories, Inc. (hereinafter "PHL"), a Delaware corporation having its main office at 1460 Route 9 North, Woodbridge, NJ 07095 and Kemin Foods, L.C. (hereinafter "Kemin"), an Iowa corporation having its main office at 2100 Maury Street, Box 70, Des Moines, IA 50301.

The purpose of this agreement is to outline a framework by which PHL and Kemin can work together to create and market a FINAL PRODUCT (hereinafter "Product") which contains a protease inhibitor researched, developed and manufactured by Kemin and used by PHL in the formulation of a Product to be sold by PHL. Further, this letter is intended to indicate PHL and Kemin plan to develop a formal Exclusive Supply and Marketing Agreement between the two companies.

I. Appointment

Kemin appoints PHL as the exclusive marketer worldwide with respect to the development of Product(s) containing protease inhibitor in various forms for human consumption including but not limited to caplets, soil gel capsules, tablets, drinks, bars, foods, powders, and other food forms (hereinafter the "Protease Inhibitor"). Kemin agrees that during the term of this Agreement it will sell to PHL on an exclusive basis all quantities of Protease Inhibitor manufactured by Kemin to be incorporated in Product formulation(s) and form(s).

II.   Responsibilities of Kemin

      a. Implement at their cost those clinical studies necessary to determine the efficacy and effective dose of protease inhibitor alone.


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      b.    Implement at their cost a clinical trial to determine efficacy of the protease inhibitor in combination with other ingredients that will be incorporated into the Product for a cost not to exceed $25,000.

      c. Establish at their cost all quality control procedures necessary to ensure that the protease inhibitor meets or exceeds all standards under DSHEA and other standards required for the manufacture of dietary supplements.

      d. Develop the necessary manufacturing capability at their cost to meet needs of PHL.

      e. Establish all assay procedures to ensure consistency of the Protease Inhibitor.

      f. Manufacture and sell Protease Inhibitor to PHL as outlined in Paragraph V.

      g.    Defend any suits based upon claims of patent infringement.

III.  Responsibilities of PHIL

      a.    Provide direction to Kemin with regard to clinical studies.

      b.    Select a company to manufacture the Product(s).

      c. All payments of all up front manufacturing costs as it relates to the Product(s).

      d. All quality control costs necessary in the manufacture of the Product(s).

      e.    Development of marketing and advertising program.

      f.    Advertise and promote the Product(s) at PHL's cost.

      g. Arrange distribution of the Product(s) and be responsible for all distribution costs.

      h.    Implement at their costs all PR and promotional costs.

      i.    Develop at their costs all packaging graphics, Product(s) name, etc.

      j. Pay for all legal fees as they pertain to Product(s) advertising claims.

IV.   Responsibilities of PHIL and Kemin

      a. PHL and Kemin will each appoint one individual to coordinate development of the Product(s).

      b. PHL and Kemin will review the clinical protocols so that studies will be able to be utilized in future marketing and advertising programs.

      c. PHL and Kemin will work together in developing a formula which will form the basis of the Protease Inhibitor containing Product(s).

      d. PHL and Kemin will share equally the cost over $25,000 of a clinical trial to determine efficacy of the protease inhibitor in combination that will be incorporated into the Product(s) as outlined in Paragraph II, point b.

      e. PHL and Kemin will share equally the data and results of the clinical trial(s) and are granted unlimited property of the data for any subsequent use of their own.

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V.    Royalty

      PHL will pay Kemin for the protease inhibitor ingredient by one of the following methods:

      a. Actual Kemin product costs plus royalty based on gross sales less returns, credits, shipping and taxes (if applicable) or

      b.    Mutually agreed upon price per kilogram of protease inhibitor or

      c. Mutually agreed upon price per kilogram plus royalty based on gross sales less returns, credits, shipping and taxes (if applicable).

VI.   Minimum Annual Purchase

      PHL and Kemin would mutually agree on minimum annual purchases. Failure by PHL to meet the minimal annual purchases would result in termination of this Agreement.

VII.  Trademark

      a. PHL will name the Product(s) and will be responsible for all trademark costs. The trademark for the Product(s) will be owned by PHL.

      b. All consumer packaging will have language that features "Kemin Foods, L.C." and the trademarked name for the protease inhibitor.

VIII. Confidentiality

      Both parties agree not to disclose at any time during the term of this Agreement or for a period of three years thereafter, any confidential information, knowledge or data, which either party may obtain or receive except by written consent of the other party. Both parties agree that the confidential, knowledge or data, which either party may obtain or receive from the other, shall be used only for the purposes contemplated by this agreement.

IX.   Assignment

      Agreement is not assignable by either party without the prior written consent of the other party.

X.    Legal Review

      The terms outlined in this agreement will be incorporated into an Exclusive Supply and Marketing Agreement. Any terms or conditions outlined in the Exclusive Supply and Marketing Agreement will be subject to the review and modification by the respective legal counsels for both Kemin and PHL.

XI.   Duration

      This agreement may be terminated by either party if the other party shall

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      materially breach any condition or agreement on its part under this
      Agreement, which is not remedied within thirty days after mailing of a notice specifying such default or breach. This Agreement and the negotiations regarding the final Exclusive Supply and Marketing Agreement may be terminated by either party if the final Exclusive Supply and Marketing Agreement, in a form mutually satisfactory to both parties and their respective legal counsels, is not completed by December 31, 1997 or an alternative deadline that is mutually agreed upon in writing by Kemin and PHL prior to December 3I, 1997. The provision of IV(e) and VII shall survive the termination of this agreement.


XII.  Entire Agreement

      This Agreement constitutes the entire agreement between the parties and supersedes any prior oral or written agreement or understanding between them with respect to the subject matter hereof. This Agreement may not be amended or supplemented except in writing signed by both parties.


By:                                       By:

__________________________                    _____________________________
Dr. Robert Portman                            E. Charles Brice
President                                     Vice President and General Manager
PacificHealth Laboratories                    Kemin Foods, L.C.


Date  ________________________                Date_________________________

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